     As filed with the Securities and Exchange Commission on March 29, 2002
                                                      Registration No. 333-81436
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                          PRE-EFFECTIVE AMENDMENT NO.2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           ARTESYN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           Florida                                            59-1205269
(State or other jurisdiction                               (I.R.S. Employer
     of incorporation or                                Identification Number)
        organization)
                                7900 Glades Road
                                    Suite 500
                            Boca Raton, Florida 33434
                                 (561) 451-1000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Joseph M. O'Donnell
         Co-Chairman of the Board, President and Chief Executive Officer
                           Artesyn Technologies, Inc.
                                7900 Glades Road
                                    Suite 500
                            Boca Raton, Florida 33434
                                 (561) 451-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              John D. Vaughan, Esq.
                           Kirkpatrick & Lockhart LLP
                           1251 Avenue of the Americas
                               New York, NY 10020
                                 (212) 536-3900

        Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement, as determined by the selling shareholder.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================================
    Title of Each Class of          Amount To Be       Proposed Maximum Offering   Proposed Maximum Aggregate        Amount of
  Securities To Be Registered      Registered (1)           Price Per Share         Offering Price (2)(3)(4)    Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share issuable upon
conversion of 3% Convertible
Note........................      4,545,454 (2)(4)              $11.00                      $50,000,000                 $4,600.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share, issuable upon
exercise of the Warrant.....      1,550,000 (3)(4)              $11.50                      $17,825,000                 $1,640.00
------------------------------------------------------------------------------------------------------------------------------------
Total ......................      6,095,454                       N/A                       $67,825,000                 $6,240.00
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with the filing fee requirements pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(2) Estimated number of shares of common stock issuable upon conversion of a $50,000,000 convertible note, if converted on January 15, 2002.

(3) Common stock issuable upon a full exercise of the warrant issued in connection with the purchase of the convertible note, if exercised on January 15, 2002.

(4) The shares of common stock registered pursuant to this registration statement encompass such indeterminate number of shares of common stock that may be issued to the selling shareholder to prevent dilution of such shares resulting from stock splits, stock dividends, combinations, recapitalizations or similar transactions.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
         SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed without notice. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


      Preliminary Prospectus - Subject to completion, dated March 29, 2002


PROSPECTUS

                           ARTESYN TECHNOLOGIES, INC.
                        6,095,454 Shares of Common Stock

                                 ---------------

     This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus, of a maximum of 6,095,454 shares of common stock of Artesyn Technologies, Inc. The shares include up to (i) 4,545,454 shares issuable upon the conversion of a $50,000,000 convertible note and (ii) 1,550,000 shares issuable upon the exercise of a warrant issued in connection with the purchase of the convertible note. The number of shares covered by this prospectus represent 100% of the number of shares issuable upon conversion of the convertible note plus 100% of the number of shares issuable upon the exercise of the warrant, based on a conversion or exercise, as the case may be, on January 15, 2002.

     We are not offering to sell any of our securities. The selling shareholder may offer and sell some, all or none of the common stock covered under this prospectus. We will not receive any of the proceeds from the offer and sale of the shares.


     Shares of our common stock are currently quoted and traded on the Nasdaq National Market under the symbol "ATSN". On March 28, 2002 the last sale price of the common stock as reported on the Nasdaq National Market was $9.31 per share.


     As used in this prospectus, the terms "we," "us," "our" and "Artesyn" mean Artesyn Technologies, Inc. and its subsidiaries (unless the context indicates another meaning), and the term "common stock" means our common stock, par value $.01 per share.


     Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 4 of this prospectus for information related to the risks that should be considered by prospective shareholders prior to an investment in our common stock.


     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is March 29, 2002

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
PROSPECTUS SUMMARY .......................................................  1

      OUR BUSINESS .......................................................  1

      RECENT DEVELOPMENTS ................................................  1

      OUR CAPITAL STOCK ..................................................  2

      SECURITIES TO BE REGISTERED ........................................  2

RISK FACTORS .............................................................  4

DISCLOSURE REGARDING FORWARD-
LOOKING STATEMENTS ....................................................... 12

USE OF PROCEEDS .......................................................... 14

SELLING SHAREHOLDER ...................................................... 15

PLAN OF DISTRIBUTION ..................................................... 17

DESCRIPTION OF SECURITIES
TO BE REGISTERED ......................................................... 19

INTERESTS OF NAMED EXPERTS AND COUNSEL ................................... 22

INFORMATION INCORPORATED BY REFERENCE .................................... 23

WHERE YOU CAN FIND MORE INFORMATION .....................................  23

LEGAL MATTERS ............................................................ 24

EXPERTS .................................................................. 24

                               PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. The selling shareholder may, from time to time, sell any combination of the securities offered in this prospectus in one or more offerings up to a total of 6,095,454 shares of our common stock.


     This prospectus provides you with a general description of the securities. Each time the selling shareholder sells securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement, which will also contain specific information about the terms of the securities being offered, additionally may include a discussion of the relevant United States federal income tax consequences that may be applicable to the securities being offered and any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in such prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" beginning on page 23 of this prospectus.


                                  OUR BUSINESS

     We are primarily engaged in the design, development, manufacture, sale and service of electronic products, power supplies, power conversion products, and power subsystems for producers of electronic equipment in the computing and communications industry. Our customers include worldwide market leaders in each of our chosen market sectors such as Alcatel, Ciena, Cisco Systems, Compaq, Dell Computer, Ericsson, Hewlett-Packard, Lucent Technologies, Motorola, Nokia, Nortel, Siemens and Sun Microsystems. We supply power supplies to many other companies in the computing and communications industry and maintain a worldwide network of well-regarded distributors including Arrow, Avnet, EBV/Unique, and Sager Electronics. We have significant business relationships with each of the named distributors that resulted in sales ranging from a low of approximately $2.0 million to a high of $10.0 million for fiscal year 2001 to such distributors.

     We are a technology-driven supplier of power conversion products and power systems solutions. We provide a full range of both custom and standard AC/DC power supplies and DC/DC power converters. We believe we are one of the premier engineering organizations in our industry, and provide a catalog offering over 1,100 standard products. We also provide integrated customer solutions for the communications industry through the manufacture of high performance single-board computers and embedded communications controllers.

     We are incorporated in Florida. Our principal executive offices are currently located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434, and our telephone number is (561) 451-1000. Our internet website is www.artesyn.com. Information contained in or accessible through our website is not part of this prospectus.

                               RECENT DEVELOPMENTS

     On December 6, 2001, we sold our repair and logistics business, Artesyn Solutions, Inc., to Solectron Global Services, Inc., a subsidiary of Solectron Corporation, for an all cash purchase price of $33.5 million.


     On January 15, 2002, we received a $50 million investment from Finestar International Limited, a British Virgin Islands corporation. In connection with the Finestar investment we (i) sold a 3% subordinated convertible note in the amount of $50,000,000 to Finestar and (ii) a warrant to purchase up to 1,550,000 shares of our common stock. Finestar is an entity controlled by Mr. Bruce Cheng, founder and chairman of Delta Electronics, Inc. Delta is one of our competitors and is a leading global power supply, electronic component and video display manufacturer. We are currently exploring the possibility of one or more strategic relationships with Delta. These discussions are currently at a very preliminary, conceptual stage. No specific contracts are currently under discussion and there is no assurance that any will actually be consummated.

     On January 15, 2002, in connection with the issuance of the note and warrant to Finestar, we entered into an amendment to our existing credit facility between us and a syndicate of banks that we originally entered into on January 23, 2001. The amendment reduces the aggregate commitment under the credit facility from $275 million to $85 million. As a result of the sale of Artesyn Solutions to Solectron and the issuance of the note and warrant to the selling shareholder, we have reduced our indebtedness under the credit facility from approximately $125 million to approximately $70 million. The amendment makes us subject to a new set of restrictive covenants with which we are currently in compliance and secures outstanding indebtedness under the credit facility with our domestic assets. Such restrictive covenants include a minimum liquidity requirement, working capital to senior debt ratio, and a cumulative consolidated EBITDA calculation. The amended credit facility also limits our amount of capital expenditures and capital leases during the term of the facility and limits our indebtedness to parties outside the credit facility.

                                OUR CAPITAL STOCK

     We are authorized to issue eighty-one million (81,000,000) shares of capital stock, of which eighty million (80,000,000) shares are common stock, par value $.01 per share and one million (1,000,000) shares are preferred stock, par value $.01 per share.

Common Stock
------------


     As of March 27, 2002 we had 38,382,133 shares of common stock issued and outstanding. All outstanding shares of common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will also be, upon issuance, fully paid and nonassessable.


Preferred Stock
---------------

     The preferred stock authorized in our certificate of incorporation, as amended, may be issued from time to time by our Board of Directors as shares of one or more series. Subject to the provisions of the certificate of incorporation, as amended, and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock.

     On October 22, 1998, the Board of Directors designated 451,376 shares of preferred stock as "Series A Junior Participating Preferred." No shares of Series A Junior Participating Preferred have been issued and no shares of preferred stock (including the Series A Junior Participating Preferred) are being registered pursuant to this registration statement.

                           SECURITIES TO BE REGISTERED

     Pursuant to this registration statement we are registering 6,095,454 shares of common stock underlying the following instruments:

3% Convertible Note
-------------------


     On January 14, 2002, we entered into a securities purchase agreement with Finestar International Limited, a British Virgin Islands corporation, pursuant to which we sold a 3% subordinated convertible note in the amount of $50,000,000, due January 15, 2007, to Finestar. The note is convertible into common stock at a conversion price equal to (i) the amount of principal to be converted divided by (ii) $11.00. The conversion price and the number of shares received upon conversion may be adjusted in the event of stock splits, stock dividends, combinations, recapitalizations and other dilutive issuances by us. The note is redeemable by either party beginning January 15, 2005.

     For a more detailed description regarding the terms of the note, please see the discussion of the note under the sub-heading entitled "Common Stock Issued Upon Conversion of the Convertible Note" beginning on page 20 of this prospectus.

Warrant
-------


     In connection with the securities purchase agreement, we also issued a warrant to Finestar to purchase up to 1,550,000 shares of common stock. The exercise price per share of common stock is equal to $11.50. The exercise price and the number of shares received upon exercise may be adjusted in the event of stock splits, stock dividends, combinations, recapitalizations and other dilutive issuances by us. The warrant expires on January 15, 2007.

     The warrant contains a "net exercise" or "cashless exercise" feature pursuant to which the exercise price for the portion of the warrant being exercised is paid by surrendering warrants with value equal to such aggregate exercise price. The value of the warrants surrendered is determined by subtracting the aggregate exercise price therefor from the five trading day average of the market price of our common stock underlying such warrants. This feature allows the holder to exercise the warrant and purchase shares of our common stock without using cash and reduces the number of shares of common stock issued to the holder upon such net exercise of the warrant. In addition, the warrant contains an automatic exercise feature that is triggered if a portion of the warrant remains unexercised immediately prior to its expiration and the current market price of our common stock exceeds the exercise price. If both conditions exist, the warrant will automatically convert into shares of our common stock as if surrendered in a "cashless exercise".

     For a more detailed description regarding the terms of the warrant, please see the discussion of the warrant under the sub-heading entitled "Common Stock Issued Upon Exercise of the Warrant" on page 21 of this prospectus.

     In addition, we entered into an agreement with Finestar pursuant to which we will use our best efforts to register common stock acquired by Finestar upon conversion of the convertible note and exercise of the warrant. The registration statement, of which this prospectus is a part, registers 6,095,454 shares of common stock that may be issued upon full conversion of the note and the full exercise of the warrant.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus, any prospectus supplement and the documents we incorporate by reference herein before purchasing our securities. Investing in our securities involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and condition. Please note, the foregoing discussion may also include forward-looking statements which involve risks and uncertainties inherent with such statements (see "Disclosure Regarding Forward-Looking Statements," beginning on page 12 of this prospectus).

Risk Factors That May Affect Future Results




If the customer demand for our products does not significantly improve, we will continue to experience significant operating losses which would negatively impact our business.

We have incurred significant operating losses and working capital and liquidity deficiencies throughout 2001 due to a significant drop in the demand for our products from our customers. We had net losses of $21.9 million, $16.6 million and $8.0 million (excluding a gain from the sale of Artesyn Solutions, Inc. to Solectron Global Services, Inc. in December of 2001) for fiscal quarters ended on June 29, 2001, September 28, 2001 and December 28, 2001, respectively. Because of these poor operating results, as of March 2002 we have implemented cost-saving measures that include factory work-force reductions, shortened work-weeks, restrictions on discretionary spending, consolidation of job functions, reduction of product offerings, facility closures and other similar measures. However, even if our cost-saving measures are successful, our future profitability is primarily dependent on our ability to successfully market and sell our products to our customers.





If the restructuring plan that we implemented to address the significant drop in the level of demand for our products from our customers fails to achieve its expected cost savings, it would negatively impact our future profitability and liquidity.

As a result of our operating losses and in an effort to address the significant decrease in the level of demand for our products, in the second quarter of 2001, we approved and implemented a restructuring plan that:

..    eliminated approximately 30% of all positions throughout Artesyn and consolidated various departments within Artesyn to more closely align our cost structure with end-market demand;

..    closed five of our twenty-two facilities in an attempt to increase the efficiency usage at the remaining facilities and, generally, to reduce the cost associated with operating a facility; and


..    changed our commercial-marketing structure to better align it with our customer's needs.


There can be no assurances that our restructuring plan will be successful nor can we assure that our restructuring plan is sufficient or timely enough to return us to profitability. If we fail to achieve the expected cost savings, or if our estimates of potential liability that may be incurred by us in connection with our facility closures are inaccurate, it could have a material adverse effect on our future profitability.




If we fail to successfully adapt to rapidly changing technologies and customer demand in our industry in a timely and successful manner, our products may become outdated or obsolete which would greatly reduce our ability to generate revenues from those products.

The markets for our products are characterized by rapidly changing technologies, changing customer demands, evolving industry standards, frequent new product introductions and, in some cases, short product life cycles. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and cost, as well as an accurate anticipation of technological and market trends. There can be no assurance that we will successfully develop, introduce or manage the transition of new products. The failure of or the delay in anticipating technological advances or developing and marketing product enhancements or new products that respond to any significant technological change could cause our products to become uncompetitive or obsolete thereby severely diminishing our ability to generate revenues from those products.




Because we rely on commercial relationships with a small number of customers, if a relationship with any of our customers (especially one of our two largest customers) was terminated or deteriorated significantly, it would significantly reduce our total number of sales thereby negatively impacting our future profitability.


Sales to Hewlett-Packard and Dell Computer accounted for approximately 13% and 12%, respectively, of sales for fiscal year 2001. Such sales to Hewlett-Packard include sales from Artesyn Solutions, Inc. prior to the sale of the subsidiary in December of 2001. The sales from Artesyn Solutions to Hewlett-Packard represent approximately 6% of the 13%. The sales from Artesyn Solutions will not be included in our consolidated results in future periods. Decisions by a small number of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on our business, operating results and financial condition. As such we must generate additional contracts in order to remain viable.


In addition, if we were to experience an unanticipated catastrophic quality issue (i.e. a product or design failure) with one of our customers (especially one of our two largest customers) and our relationship with that customer or customers was threatened, the competitive nature of our industry would easily allow that customer or customers to terminate their relationship with us and move their business to one of our competitors. Although we are "designed in" to many long-term programs with our customers enabling us to be included in our customer's new products to be offered over a product life cycle, our reliance on significant parts of our business depends primarily on the continued relationships with our existing customers. If such relationships are terminated for any reason, it would significantly reduce our total number of sales, thereby greatly impacting our future profitability.





Competitive pressure to reduce the prices for our products and to make continuous improvements in the relative price/performance of our product could negatively impact our future profitability.

The industry in which we compete is highly competitive and characterized by increasing customer demands for product performance, shorter manufacturing cycles and lower prices. These trends result in frequent introductions of new products with added capabilities and features and continuous improvements in the relative price/performance of the products. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could adversely affect our results of operations and financial condition.




Consolidation could limit our ability to compete in a profitable and cost-effective manner.

Our principal competitors include Delta Electronics, Emerson Electric, MagneTek, Power One and Tyco International. If our competitors consolidate they would likely create entities with increased market share, customer bases, proprietary technology, marketing expertise and an expanded sales force size. Such a development may adversely affect our ability to compete in such markets. Our broad strategies to cope with the competition include, but are not limited to, continuing to have a high level of investment in research and development and maintaining and expanding the relationships with our customers in the high growth sectors of our industry.




Failure to adequately protect our intellectual property rights could significantly reduce our competitive edge in our industry.


Our success depends, in large part, on our ability to protect our current and future products and to defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to ours. Numerous patents covering our products have been issued to us, and we have filed, and expect to continue to file, patent applications seeking to protect newly developed products in various countries, including the United States. Some patent applications in the United States are maintained in secrecy until the patent is issued. Because the publication of discoveries tends to follow their actual discovery by several months, we cannot be sure that we were the first to invent or file patent applications on any of our discoveries. We cannot be sure that patents will be issued with respect to any of our patent applications or that any existing or future patents issued to or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated or circumvented by our competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent, as do the laws of the United States. Although we continue to evaluate and implement protective measures, there can be no assurance that these efforts will be successful or that third parties will not assert intellectual property infringement claims against us.


We also rely on trade secrets, unpatented proprietary expertise and continuing innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. We cannot assure you that these agreements will not be breached. We also cannot be sure that there will be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, that we will be able to maintain the confidentiality of information relating to these products. In addition, efforts to ensure our intellectual property rights can be costly, time-consuming and ultimately unsuccessful.





As a result of the competitive nature of our industry, our gross margin and resulting profitability is dependent on a number of factors that many times force us to seek price reductions from our suppliers, and if we fail to obtain these price reductions, our gross margin could be significantly reduced.


Our gross margin percentage is a function of the product mix sold in any period. Other factors such as unit volumes, heightened price competition, changes in channels of distribution, shortages in components due to timely supplies of parts from vendors or ability to obtain items at reasonable prices, availability of skilled labor, and factory over/under utilization may also affect the cost of sales and the fluctuation in gross margin percentages in future periods. We compete in an industry where our customers constantly expect price reductions due to technological advancements and manufacturing efficiencies. As a result, we need to continue to obtain price reductions from our suppliers. If we are unable to secure such reductions, our gross margin could be significantly reduced.

In addition to the factors discussed above, we perceive additional risks related to the value of our inventory. We anticipate that the price for our products and components of our products will decrease over time due to the rapidly changing technology of our industry. As a result of these price reductions, we constantly assess the value of our inventory using "lower of cost or market" parameters. If the difference in value between the cost of inventory and the value the marketplace assigns such inventory is significant, such a development would necessitate a revaluation of our inventory which would result in a significant change to current period earnings.




Due to many factors that could impact the market value of our common stock, no assurance can be given that the current market price of our common stock will not be subject to wide and potentially negative fluctuations in its market value.


The market price of our common stock has been, and, may continue to be, relatively volatile. The closing sales prices of our common stock ranged from a low of $4.65 to a high of $26.1875 in 2001. The market price for our common stock could continue to be subject to wide fluctuations, due to the following factors, among others:

..    actual or anticipated variations in our quarterly operating results or financial condition or those of our competitors;

..    announcements by us or our competitors of new and enhanced products or acquisitions of new businesses;

..    market conditions or trends in our industry or the industries of our customers;

..    developments or disputes concerning proprietary rights;

..    introduction of technologies or product enhancements by others that reduce the need for our products;

..    changes in financial estimates by securities analysts;

..    general economic and political conditions;

..    unexpected departures of key personnel;

..    changes in the market valuations of our competitors;

..    the sale of a large amount of our common stock by our largest shareholders could cause volatility of our share price and may have a significant impact on the market price of our common stock;

..    preferred stock that we may issue could have other rights, including economic rights, senior to our common stock, so that the issuance of such preferred stock could adversely affect the market value of our common stock and could also have the effect of delaying, deferring or preventing a change of control of our company without any action by the common shareholders; and


..    the other risk factors listed in this section.




If we require additional financing, it may not be available on favorable terms or at all and the sale of additional securities would result in the reduction of the percentage ownership of our existing shareholders.


Our ultimate success may depend upon our ability to raise additional working capital by selling equity securities or obtaining debt financing until our operating results improve. The sale of additional securities, if available at all, would result in dilution to the holders of common stock. If we need additional working capital from sources other than from operations, we will most likely attempt to privately sell additional equity or debt securities, and given the present financial condition, there can be no assurances we will be successful. Presently, we believe that our current capital resources are sufficient to meet our cash needs for at least the next 12 months.


We rely on the continued service of Joseph M. O'Donnell and Richard J. Thompson and other key members of our management team and a loss of one or a combination of those individuals could negatively impact our ability to generate sales and develop new products.


Our future success depends, to a substantial degree, upon the continued service of Joseph M. O'Donnell, our President and Chief Executive Officer, and Richard
J. Thompson, our Vice President, Chief Financial Officer and Secretary, and other key members of our management team. We currently have agreements that provide incentives for our management to continue working for us. Except for Mr. O'Donnell and Mr. Thompson, we do not have employment agreements with any of our other senior officers. Although we are not aware that any key personnel are planning to retire or leave Artesyn in the near future, the loss of the services of Mr. O'Donnell or Mr. Thompson or of other key members of our management team, or their inability to perform services on our behalf, could materially and adversely affect our operations. While we believe that we have been successful in attracting and retaining skilled personnel in all areas of our business recently, we cannot assure you that we can continue to attract, train and retain such personnel. Our failure in this regard could limit the rates at which we generate sales and develop new products.




Our future revenues, capital expenditures, material procurement and spending infrastructure is dependent on orders and forecasts from our customers and if those orders and forecasts are cancelled or amended, our liquidity and future profitability could be negatively impacted.

We have attempted to reduce our product manufacturing lead times and the backlog of orders. To the extent that backlog is reduced during any particular period, it could result in more variability and less predictability in our quarter-to-quarter sales and operating results. If manufacturing lead times are not reduced, our customers may cancel or not place orders because shorter lead times may be available from other manufacturers. As of December 28, 2001, backlog was at $92.4 million. If we cannot acquire enough critical parts to meet manufacturing requirements, customers may cancel the orders they have already placed. At this time, we are not experiencing any material difficulties in acquiring critical parts.


If orders are cancelled for products that have already been manufactured or where components to produce them have already been procured, a significant change in the evaluation of the amount of our inventory that is considered excess and obsolete could occur. Such a change could potentially require us to reevaluate all inventory that cannot be used in other products or cannot be recovered from the customer. Under our standard terms and conditions, our customers are liable for any inventory acquired to fulfill their purchase orders. In practice, the extent of the liability may be negotiated depending on the circumstances.

We currently maintain a reserve related to excess and obsolete inventory that is reevaluated on a periodic basis. In instances where we have a significant amount of cancellations (as was the case during 2001), the amount of excess and obsolete inventory, and the resulting write-off, negatively impacted our operating results. At this time, we cannot predict the amount of cancellations in 2002, however, if the level of cancellations are high relative to our revenue, additional reductions in the value of our inventory and in our operational results will occur.


Our dependency on critical components in the manufacture of custom products makes revenue and profitability vulnerable to disruptions in the supply of these components.



As a result of the custom nature of some of our manufactured products, components used in the manufacture of these products are currently obtained from a limited number of suppliers. Therefore, a change in suppliers could cause a delay in manufacturing, additional manufacturing costs, and a possible loss of sales that could adversely affect our future operating results and financial position.



For example, in 2000, we experienced shortages of ferrite cores, a common component in the manufacturing of power conversion equipment, that we purchased from a single source. For varying periods of time, suppliers were unable to fulfill previously agreed to commitments. To mitigate this risk, we have instituted a preferred parts program whereby we identified critical components that are now multi-sourced.

Because international sales are a significant portion of our total sales, if our international sales are negatively impacted by, among other things, unexpected changes in regulatory requirements or changes in economic conditions, our total sales could be negatively impacted thereby reducing our future profitability.

International sales have been, and are expected to continue to be, an important component of our total sales. For fiscal years 2001 and 2000, international sales represented 32% and 28% of our total sales, respectively. International sales are subject to inherent risks, that include unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Other risks of international sales include changes in economic conditions in the international markets in which the products are sold, political and economic instability, fluctuations in currency exchange rates, import-export controls, and the burden and expense of complying with foreign laws. In addition, sales to customers in developing nations may fluctuate to a greater extent than sales to customers in developed nations, as those markets are only beginning to adopt new technologies and establish purchasing practices. If any of these risks were to materialize, our total number of sales would be reduced thereby negatively impacting our future profitability.





Because we manufacture a significant number of our products in foreign locations, our future profitability could be negatively impacted by, among other things, changes in foreign currency exchange rates, increases in tariffs and import duties, as well as business interruption caused by political and economic unrest.

We manufacture a significant amount of our products in foreign locations. Approximately 43% of our sales for the fiscal year 2001 were from products manufactured in Asia-Pacific, 24% from products manufactured in Europe and the remaining 33% from domestic operations.


The supply and cost of these products can be adversely affected, among other reasons, by changes in foreign currency exchange rates, increased import duties, imposition of tariffs, imposition of import quotas, interruptions in sea or air transportation and political or economic changes. From time to time, we explore opportunities to diversify the sourcing and/or production of some of our products to other low cost locations or with other third parties to reduce our dependence on production in any one location. In addition, we have taken necessary measures, including insuring against risks that mitigate our exposure to potential political and economic changes such as in Hong Kong and China. In the event of confiscation, expropriation, nationalization, or governmental restrictions in the above mentioned foreign or other locations, earnings could be adversely affected from business disruption resulting in delays and/or increased costs in the production and delivery of products.

If we are liable to pay all of the damages requested by the plaintiffs in a patent infringement claim brought against us it could have a material adverse effect our operating results.


On February 8, 2001, VLT, Inc. and Vicor Corporation filed a suit against Artesyn in the U.S. District Court of Massachusetts alleging that Artesyn has infringed and is infringing on U.S. Reissue Patent No. 36,098. VLT and Vicor have alleged that they are, respectively, the owner and a licensee of such patent and that Artesyn has manufactured, used or sold electronic power converters with reset circuits that fall within the claims of the patent. The suit requests that we pay damages, including royalties, lost profits, interest, attorneys' fees and increased damages under 35 U.S.C. (S) 284. We have challenged the validity of the patent and have denied the claims of infringement. The parties are currently in litigation discovery and no trial date has yet been set. The infringement claim relates to sales of products that VLT and Vicor allege included the technology in question from the middle of 1996 through early 2002 at which time the patent expired. We continue to assert that the patent was not valid and that the technology included in our products did not infringe the patent, along with other defenses. Although we believe that we have a strong defense to the claims asserted by VLT and Vicor, the process has not progressed to the point where any determination of the outcome or the plaintiffs' recovery (if any) can be reasonably estimated. Accordingly, and due to the uncertainties inherent in any litigation, no assurance can be given that we will be successful and that this litigation will not result in a liability that would have a material adverse effect on our business, operating results, prospects and/or financial condition.





A change in a domestic or foreign governmental regulation that negatively effects our ability to manufacture or sell our products in a given marketplace could result in additional costs to us that could negatively impact our operating results.

Our operations are subject to laws, regulations, government policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for our products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on our future operating results.




We face the following risks in connection with the Finestar investment:


  . The right to require early repayment of the note issued in connection with the Finestar investment could create a liquidity problem and/or impede an acquisition of our company.

Under the terms of the note issued in connection with the Finestar investment, the holder has the right to require us to repurchase the note in its entirety or any portion thereof (but not an amount less than $1,000,000) (i) at any time on or after January 15, 2005 for the amount of outstanding principal plus accrued but unpaid interest or (ii) in the event a change of control occurs for 115% of the outstanding principal plus accrued but unpaid interest. In the event of a change of control involving the purchase of all or substantially all of the assets of Artesyn for cash, the note will automatically be redeemed for an amount equal to the accrued and unpaid interest plus the greater of (a) 115% of the principal amount outstanding or (b) the fair market value of the shares of common stock issuable upon conversion of the note. The holder's right to require us to repurchase the note could cause us to face liquidity problems if the holder requests payment at a time when we do not have cash on hand or readily available funds sufficient to satisfy both our repayment obligation and meet the cash flow needs of our operations. For example, a repurchase request could be made within one year of our existing $85 million credit facility being paid when due in March 2004 or being refinanced. Additionally, this feature of the note could deter a third party from acquiring or attempting to acquire us because of the immediate cash obligation and premium on principal that would be triggered.

  . Finestar's right of first negotiation under the securities purchase agreement may impede competing offers for our company.


Under the securities purchase agreement with Finestar, Finestar is entitled to a "right of first negotiation". In the event our management or our Board of Directors (i) receives a proposal (oral or written or otherwise) that contemplates a sale of control or a sale of all or substantially all of our assets on a consolidated basis or of our power supply business or (ii) determines to sell 15% or more of our total voting power or all or substantially all of our assets on a consolidated basis or our power supply business (other than with respect to a competitive acquisition or a bona fide public offering), then we must first notify Finestar and afford Finestar the opportunity to negotiate a transaction. While the time periods for the first negotiation right is limited, and our Board of Directors, to the extent its fiduciary duties require, may determine not to proceed with Finestar and accept a superior proposal, the existence of such right and the requirement that we deal exclusively with Finestar during the applicable periods, could materially hamper our ability to attract and/or pursue other offers, and opportunities.

  . Failure to obtain shareholder or governmental approvals, if required, in connection with the issuance of our common stock upon conversion of the note and/or exercise of the warrant would, in specific instances, cause a cash payment obligation.

Two instances may arise in which we would need to seek either shareholder approval or governmental approval in connection with issuing common stock upon conversion of the note and/or exercise of the warrant, and failure to obtain such approval, if required, would, in some instances, trigger a cash payment obligation. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (the "HSR Act") we are required to file a Notification and Report Form together with related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice before issuing $50 million or more of our voting securities. Additionally, Nasdaq Marketplace Rule 4350 ("Rule 4350") requires a Nasdaq-listed company to obtain shareholder consent before issuing more than 20% of its common stock or voting power outstanding before the issuance at a price per share less than the greater of book or market value at the time of the transaction. Although not presently applicable, Rule 4350 could be triggered due to the anti-dilution protections of the note and the warrant if we were to issue a significant number of shares of common stock or a significant number of options, warrants or convertible securities at a price per share below the conversion price of the note and the exercise price of the warrant. If shareholder approval is required but not obtained, we would be required to purchase the number of affected shares at the then market price per share upon conversion of the note and/or exercise of the warrant. If approval under the HSR Act is not obtained, we would be required to purchase the number of affected shares at the then market price per share upon conversion of the note unless this feature of the note would cause any portion of the Note upon conversion of the note and/or exercise of the warrant to be accounted for as a derivative classified outside shareholders equity under U.S. generally accepted accounting principles. Such a payment obligation could be significant depending on the number of affected shares and the market price per share, and if significant, could cause us to face liquidity problems.

  . A conversion of the note and the exercise of the warrant and subsequent sale of the underlying common stock could negatively impact the trading price of our common stock if the interest to buy our common stock at the time of such sale is weak.

Conversion of the convertible note and exercise of the warrant and the subsequent sales of the underlying common stock may cause a downward trend in the trading price of the common stock if the interest to buy the common stock by investors at that time is weak. Additionally, any significant downward pressure on the trading price of the common stock caused by the conversion of the note or the exercise of the warrant and the subsequent sales of the common stock may encourage short sales by investors thereby causing further downward pressure on the trading price.

If we fail to obtain the necessary consent under the terms of our credit agreement, it could limit our ability to enter into transactions which may be in the best interests of us and our shareholders.

Our credit agreement, dated as of January 23, 2001, as amended, with a syndicate of banks, limits our amount of capital expenditures and capital leases during the term of the agreement and limits our indebtedness to parties outside the credit facility, unless we obtain the prior written consent of a majority of the required lenders. Although we believe that we will be able to obtain any necessary consent, we cannot guarantee that the required lenders will, in all circumstances, provide consent for the specific purposes for which we intend, which may restrict our ability to enter into, or delay the consummation of, a transactions that may be in the best interests of us and our shareholders.


If we fail to comply with the financial covenants of our credit agreement it could result in liquidity problems for our company.

Our credit agreement contains financial covenants that include: a minimum liquidity requirement, working capital to senior debt ratio and a graduating minimum EBIDTA requirement. If we were to violate any one of these restrictive covenants it could (i) result in a cross-default under the terms of the Finestar note, (ii) limit the amount of our borrowings under the credit agreement, (iii) result in our creditors having access to cash collateral and/or (iv) accelerate any outstanding obligations then due under the credit agreement.

Although we are currently in compliance with the restrictive covenants, our ability to remain in compliance depends, in part on, our ability to continue to cost effectively market and sell our products to our customers. Although we are undertaking all measures we feel are necessary to enable us to remain in compliance with these covenants, there can be no assurances customer demand and our profit margins will remain sufficient to meet any or all of these covenants. If we violate any of these covenants, it could result in significant liquidity problems for us if alternate financing options are not available.


If we fail to register the common stock underlying the note and the warrant before April 5,2002 we will be required to pay additional interest to Finestar under the terms of the note that would result in less funds available for working capital and other necessary expenditures.


Under the registration rights agreement with Finestar, we are required to use our best efforts to register for resale the shares of our common stock underlying the note and warrant. If the registration statement is not declared effective by April 5, 2002 or does not remain effective, we shall be required to pay additional interest under the note for the period during which the registration statement is not effective a rate per annum equal to an additional nine percent (9%) of the principal amount due under the convertible note.


Our Board of Directors' ability to issue preferred shares could have the effect of delaying, making more difficult, or preventing a change of control of Artesyn, even if a change of control is in our shareholders' interest.


Pursuant to our Certificate of Incorporation, as amended, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock, of which 451,376 have been designated as series A Junior Participating Preferred Stock in connection with our poison pill, and to establish the preferences and rights of any such shares of preferred stock issued. The issuance of the preferred shares can have the effect of delaying, making more difficult, or preventing a change of control of Artesyn, even if a change of control is in the shareholders' interest.

We have a "poison pill" that could deter a potentially profitable take-over by a third party even if a change of control is in our shareholders' interest.

Under a rights agreement, rights are issued along with each of our shares of common stock. A holder of such rights can purchase from us, under specified conditions, a portion of a preferred share, or receive common stock of Artesyn, or receive common stock of the entity acquiring us having a value equal to twice the exercise price of the right. The exercise price of the right is $95.00. This arrangement is often called a "poison pill." Our poison pill may have the effect of delaying or preventing a change of control of Artesyn, even if a change of control is in the shareholders' interest.




The Business Corporation Act of Florida contains provisions that could have the effect of deferring or preventing a change of control of Artesyn under circumstances that could provide our shareholders with the opportunity to realize a premium over the then current market price of our common stock.


The Florida 1989 Business Corporation Act, as amended, contains a section entitled "control-share acquisitions" which can eliminate the voting rights of shares acquired in quantities so as to constitute "control shares", as defined under Florida law. Florida law may also restrict business combinations between Artesyn and 10% owners of our common stock unless approved by two-thirds of the voting shares of "disinterested" shareholders or by a majority of Artesyn's "disinterested" directors. These provisions may also have the effect of inhibiting a third-party from making an acquisition proposal for Artesyn or of delaying, deferring or preventing a change of control of Artesyn under circumstances that otherwise can provide the holders of our common stock with the opportunity to realize a premium over the then current price.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

          .    competitive factors and pricing pressures;

          .    general economic conditions;

          . relationships with companies in the electronic, computing and communications industry;

          .    variability of royalty, license and other revenue;

          .    ability to enter into future collaborative agreements;

          .    governmental regulation and suspension;

          .    changes in industry practices and customer mix;

          .    one-time or non-recurring events;

          .    worldwide geopolitical stability;

          . growth and changes in the power supply and communications industries;

          .    the timely development and acceptance of new products;

          . the availability of components used in the manufacture of products;

          . the ability to attract and retain customers including new Original Equipment communications customers;

          .    the ability to attract and retain personnel;

          . inventory risks due to shifts in market demand, changes in absorption of manufacturing overhead; and

          . the ability to secure adequate financial accommodations, domestic and foreign regulatory approvals and other risks described in our various reports filed with the SEC and incorporated by reference herein.

     Because the factors referred to above, as well as the risk factors beginning on page 4 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, subject to applicable law to the contrary, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise, when they will arise and/or their effects. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholder. We will bear all expenses of the offering, except that the selling shareholder will pay all underwriting discounts and commissions and the fees and disbursements of any counsel or other advisers or experts retained by the selling shareholder.

                               SELLING SHAREHOLDER

     On January 15, 2002, we issued a 3% convertible note to Finestar for a cash investment of $50,000,000. In connection with the issuance of the convertible note, we also issued to Finestar a warrant to purchase up to 1,550,000 shares of common stock, for an exercise price of $11.50 per share. As described elsewhere herein, this prospectus covers the shares of common stock that may be acquired by the selling shareholder upon the conversion of the convertible note and upon exercise of the warrant.

     Under the registration rights agreement with Finestar we are required to use our best efforts to register for resale the shares of our common stock underlying the note and warrant for the selling shareholder. The 6,095,454 shares covered by this registration statement, of which this prospectus is a part, represents 100% of the number of shares issuable upon conversion of the convertible note plus 100% of the number of shares issuable upon the exercise of the warrant, based on a conversion or exercise, as the case may be, on January 15, 2002. If, as of January 15, 2002, Finestar were to convert all of the shares underlying the note (4,545,454) and exercise all of the shares underlying the warrant (1,550,000), the 6,095,454 shares covered by this registration statement would represent approximately 14% of the issued and outstanding shares of common stock of Artesyn as of such date.

     The following table provides information as of January 15, 2002, with respect to the common stock beneficially owned by the selling shareholder. The information presented is based on data furnished to us by the selling shareholder and with a conversion price for the convertible note of $11.00 per share. The actual number of shares of common stock issuable upon conversion of the convertible note is subject to adjustment and can be materially more than the amounts set forth in the table below, depending on factors which we cannot predict at this time, including, but not limited to, stock splits, stock dividends, combinations and recapitalizations. The following table also assumes a full exercise of the warrant at an exercise price equal to $11.50 per share, which may also be adjusted in the event of stock splits, stock dividends, combinations and recapitalizations.

     The 6,095,454 shares of common stock offered by this prospectus may be offered from time to time by the selling shareholder named below.


                                                                          Maximum Number
                          Shares of Common       Number of Shares         of Shares offered
                          Stock Beneficially     that can be acquired     under this            Shares Beneficially
Name of Selling           owned before           over life of the         Registration          owned after
Shareholder               Offering (2)           Securities owned         Statement             Offering (3)
-----------               ------------           ----------------         ---------             ------------
Finestar International      6,095,454                6,095,454               6,095,454              0
Limited (1)



     (1) Based on the Schedule 13D as filed with the SEC on January 25, 2002 by Finestar and Mr. Bruce Cheng, Finestar has sole voting and/or investment control of the shares. As further indicated in Schedule 13D, Mr. Bruce Cheng is the sole director and member of Finestar and thus exercises control over Finestar and the shares. The address of Finestar and Mr. Bruce Cheng is c/o ABN AMRO Management Services (Hong
          Kong) Limited, 18/F Lincoln House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong.

     (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The rules also provide that beneficial ownership includes shares of common stock, underlying options, warrants and convertible securities that can be exercised or converted within 60 days. The number of shares underlying the securities presented in the table may not represent the actual number of shares of common stock beneficially owned by the selling shareholder, from time to time, due to the anti-dilution provisions set forth in the note and warrant. The entity named in the table has sole voting and sole investment power with respect to all shares beneficially.

     (3) Assumes that the selling shareholder will sell all of the shares registered for sale hereby. Because the selling shareholder may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling shareholder after completion of the sale of shares hereunder.

     The selling shareholder will receive all of the proceeds of the shares offered hereby. We will not receive any of the proceeds from the sale of such shares. Finestar has the right to exercise the warrant held by them by delivering shares of common stock as payment for the exercise price pursuant to the terms of the warrant. We will bear the expenses of this offering. The selling shareholder has not held any position or office or had any other material relationship with our company prior to the date of this registration statement, of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale by the selling shareholder of up to 6,095,454 shares of common stock par value $.01 per share, assuming a full conversion of the convertible note on January 15, 2002 and a full exercise of the warrant.

         The shares covered by this prospectus may be offered and sold from time to time by the selling shareholder. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing, at prices related to the then current market price, or at negotiated prices. Registration of the shares does not necessarily mean that any of the shares will be offered by the selling shareholder.

         Shares may be sold by one or more of the following means of distribution:

         . block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         . over-the-counter distributions in accordance with the rules of the NASD;

         . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         .     privately negotiated transactions.

         In connection with the distributions of shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also (i) sell our common stock short and redeliver the shares to close out such short positions; (ii) enter into options or other transactions with broker-dealers or other financial institutions which require the delivery thereto of the shares offered hereby, which shares such broker-dealer or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); or (iii) pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.


         In order to comply with the securities laws of some states, the shares must be sold in such states only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.


         The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as defined therein) of our common stock, such person generally may not purchase shares of our common stock. The selling shareholder is subject to such regulation which may limit the timing of its purchases and sales of shares of our common stock.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed with the selling shareholder to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of the sale of all the shares or the earlier of January 15, 2007 and the date of which the sale of all of the shares may be sold pursuant to Rule 144(k) of the Securities Act.

         We do not presently intend to use any means of distributing or delivering the prospectus supplement other than by hand or the mails, nor do we intend to use any form of prospectus other than printed prospectuses.

         We have no present arrangement with any third party to host or provide access to any preliminary prospectus of Artesyn on the internet. If, in the future, we arrange with any third party to host or provide access to any prospectus, we will include all relevant information regarding such internet access in an applicable prospectus supplement.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED


         The following is a description of our securities to be registered and some of the provisions of our certificate of incorporation, as amended, this is only a summary and is qualified in its entirety by the provisions of our certificate of incorporation, as amended.


General

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are being registered pursuant to this registration statement.

Common Stock


         As of March 27, 2002 we had 38,382,133 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.


         Voting. Holders of our common stock are entitled to cast one vote for
         ------
each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting will decide any question brought before the meeting, except when Florida law, our certificate of incorporation, or our bylaws require a greater vote. Holders of our common stock do not have cumulative voting for the election of directors.

         Dividends.  Holders of common stock are entitled to dividends when,
         ---------
as and if declared by the Board of Directors out of funds available for distribution.

         Preemptive Rights.  The holders of our common stock have no preemptive
         -----------------
rights to subscribe for any additional shares of any class of our capital stock.

         Liquidation. If we liquidate or dissolve, the holders of each
         -----------
outstanding share of common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities.

         Preferred Stock Purchase Right. Each share of our common stock entitles
         ------------------------------
such holder the right to purchase from us, under specified conditions, a portion of a preferred share, or receive common stock of Artesyn, or receive common stock of the entity acquiring us having a value equal to twice the exercise price of the right. The exercise price of the right is $95.00.

         Our common stock is listed on the Nasdaq National Market under the symbol "ATSN."

         The Bank of New York is the transfer agent and registrar for our common stock.

Preferred Stock

         The preferred stock authorized in our certificate of incorporation, as amended, may be issued from time to time by our Board of Directors as shares of one or more series. Subject to the provisions of the certificate of incorporation, as amended, and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock.

         On October 22, 1998, the Board of Directors designated 451,376 shares of preferred stock as "Series A Junior Participating Preferred." No shares of preferred stock (including the Series A Junior Participating Preferred) are being registered pursuant to this registration statement.


Common Stock Issued Upon Conversion of the Convertible Note

         On January 15, 2002, we issued $50,000,000 principal amount of a 3% five year convertible note pursuant to a securities purchase agreement with Finestar. The following is a summary of the material terms of the 3% convertible note and is not intended to be complete and is qualified in its entirety by the note itself which is incorporated by reference herein.

         Conversion. The note is convertible into common stock at a conversion
         ----------
price equal to (i) the amount of principal to be so converted divided by (ii)
11.00. The conversion price and the number of shares received upon conversion may be adjusted in the event of stock splits, stock dividends, combinations and recapitalizations.


         The note also provides for adjustments to the conversion price if we issue any of our shares of common stock at a price per share less than the conversion price of the note, subject to the exclusions described in this paragraph. Those exclusions include any shares issued by us: (i) upon conversion of the note and/or in connection with the issuance and exercise of the warrant;
(ii) upon exercise of stock option grants and stock purchase rights approved by a majority of the Board of Directors pursuant to plans approved by our shareholders; (iii) upon the conversion or the exercise of convertible or exercisable securities in existence prior to January 15, 2002; (iv) in connection with acquisitions and commercial relationships (provided, however, that the purpose of such transaction is not capital raising) and (v) in connection with the satisfaction of any earn-out or contingent payment obligation we have arising out of an acquisition consummated prior to January 15, 2002.


         In addition, the note provides that the actual number of shares of common stock to be issued to the selling shareholder is subject to applicable restrictions imposed on any such issuance by applicable Nasdaq Marketplace Rules or by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Interest.  The convertible note bears interest at the rate of 3% per
         --------
annum. Interest is payable in cash semi-annually, net of applicable withholding tax, with the first payment due on June 15, 2002.


         Redemption. The convertible note is subject to redemption, at our
         ----------
election, at a redemption price of 100% of the principal amount, together with accrued and unpaid interest to the redemption date plus any remaining interest that would have been payable had the note remained outstanding until January 15, 2007. We may not redeem the convertible note prior to January 15, 2005 and thereafter unless (a) (i) a shelf registration statement with respect to the resale by the holders of the note has been declared effective, and (ii) the use of the shelf registration has not been suspended on the date notice of redemption is given, and (iii) the registration will remain effective and not suspended through the date of redemption and for 45 days thereafter, or (b) the shares of common stock issuable upon conversion of the note are freely tradeable under Rule 144(k) under the Securities Act.


         Right to Require Repurchase. Finestar has the right to require us to
         ---------------------------
repurchase the entire convertible note or a portion of the convertible note (i) at any time on or after January 15, 2005, or (ii) in the event of a change of control. The repurchase price equals the sum of the accrued and unpaid interest on the convertible note to the date of payment plus (a) in the case of a repurchase pursuant to a change of control, 115% of the principal amount of the note outstanding, or (b) in the case of repurchase other than pursuant to a change of control, 100% of the principal amount of the portion of the convertible note to be repurchased. Change of control is defined as the acquisition by any person of beneficial ownership, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Artesyn, entitling such person to exercise 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the elections of directors.

         Events of Default. An "event of default" under the convertible note
         -----------------
will occur if, among other things, we (i) default in the payment of any principal, interest or premium when it becomes due for a period of three business days, or (ii) default in the performance of obligations with respect to the conversion of the note for a period of five business days, or (iii) fail to give notice of a change of control as required by the note or (iv) fail to perform in any material respect an agreement or obligation, or materially breach any of our representations or warranties, under the note.


         Effect on Common Stock. Each additional issuance of shares upon
         ----------------------
conversion will increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the convertible note into shares of common stock. Specifically, the selling shareholders could convert a portion of the convertible note and then sell the common stock issued upon conversion, which could result in a drop in our stock price. The increase in the aggregate number of shares of common stock outstanding as a result of the conversion could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price. Conversely, in issuing the additional shares, we will avoid repaying the $50,000,000 debt in cash.


Common Stock Issued Upon Exercise of the Warrant

         The following is a summary the material terms of the warrant and is not intended to be complete and is qualified in its entirety by the warrant itself which is incorporated by reference herein.

         In connection with issuance of the convertible note, the holder of the convertible note also was granted a five-year warrant to purchase up to 1,550,000 shares exercisable at $11.50 per share. The warrant contains a "cashless exercise" feature pursuant to which the exercise price for the portion of the warrant being exercised is paid by surrendering warrants with value. The value of the warrants surrendered is determined by subtracting the aggregate exercise price therefor from the five trading day average of the market price of our common stock underlying such warrants equal to such aggregate exercise price. This feature allows the holder to exercise the warrant and purchase shares of our common stock without using cash and reduces the number of shares of common stock issued to the holder upon such net exercise of the warrant. In addition, the warrant contains an automatic exercise feature that is triggered if a portion of the warrant remains unexercised immediately prior to its expiration and the current market price of our common stock exceeds the exercise price. If both conditions exist, the warrant will automatically convert into shares of our common stock as if surrendered in a "cashless exercise". The exercise price and the number of shares received upon exercise may be adjusted in the event of stock splits, stock dividends, combinations and recapitalizations.

         The warrant also provides for adjustments to the exercise price if we issue any of our shares of common stock at a price per share less than the exercise price of the warrant, subject to the exclusions described in this paragraph. Those exclusions include any shares issued by us: (i) upon conversion of the note and/or in connection with the issuance and exercise of the warrant;
(ii) upon the exercise of stock option grants and stock purchase rights approved by a majority of the Board of Directors pursuant to plans approved by our shareholders; (iii) upon the conversion or the exercise of convertible or exercisable securities in existence prior to January 15, 2002; (iv) in connection with acquisitions and commercial relationships (provided, however, that the purpose of such transaction is not capital raising) and (v) in connection with the satisfaction of any earn-out or contingent payment obligation we have arising out of an acquisition consummated prior to January 15, 2002.

         In addition, the warrant provides that the actual number of shares of common stock to be issued to the selling shareholder is subject to applicable restrictions imposed on any such issuances by applicable Nasdaq Marketplace Rules or by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Registration Rights

         In the registration rights agreement with Finestar that we executed in connection with the securities purchase agreement, we agreed to file with the Securities and Exchange Commission a registration statement for the resale of the shares of common stock issuable upon conversion of the convertible note and the exercise of the warrant. The registration rights agreement also provides the selling shareholder with demand registration rights and piggyback registration rights customary for a transaction of this type.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the shares of common stock registered under this registration statement has been passed upon by Kirkpatrick & Lockhart LLP. Stephen A. Ollendorff, Of Counsel to Kirkpatrick & Lockhart LLP, is a director of Artesyn. Mr. Ollendorff is the beneficial owner of 72,100 shares of common stock of Artesyn.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered hereby have been sold. We also incorporate by reference the following documents, including all Exhibits attached to such documents:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 28, 2001;

     2.   Our Proxy Statement for the 2001 Annual Meeting of Shareholders;

     3. Our Current Reports on Form 8-K filed pursuant to Item 5 of Form 8-K on January 30, 2001; March 16, 2001; June 6, 2001; December 7, 2001;
          January 18, 2002, as amended by Form 8-K/A filed on January 24, 2002; and

     4. The description of our common stock contained in our registration statement under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

     The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           Artesyn Technologies, Inc.
                                7900 Glades Road
                                    Suite 500
                            Boca Raton, Florida 33434
                            Telephone: (561) 451-1000
                                 Attn: Secretary

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov".

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and, therefore, omits information that was contained in such Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

          . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the SEC's Public Reference Room,

          . obtain a copy from the SEC, upon payment of the fees prescribed by the SEC, or

          .    review a copy on, or obtain a copy from, the SEC's web site.

     In addition, Artesyn maintains its own internet site (www.artesyn.com), which contains other information about Artesyn.

                                  LEGAL MATTERS

     Kirkpatrick & Lockhart LLP, New York, New York, will pass upon the legality of the securities being offered by this prospectus for Artesyn Technologies, Inc.

                                     EXPERTS

     The audited consolidated financial statements of Artesyn Technologies, Inc. and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Artesyn Technologies, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information contained herein is correct at any time after the date hereof.

                              TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY ........................................................    1

         OUR BUSINESS .....................................................    1

         RECENT DEVELOPMENTS ..............................................    1

         OUR CAPITAL STOCK ................................................    2

         SECURITIES TO BE REGISTERED ......................................    2

RISK FACTORS ..............................................................    4

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS ...........................   12

USE OF PROCEEDS ...........................................................   14

SELLING SHAREHOLDER .......................................................   15

PLAN OF DISTRIBUTION ......................................................   17

DESCRIPTION OF SECURITIES TO BE REGISTERED ................................   19

INTERESTS OF NAMED EXPERTS AND COUNSEL ....................................   22

INFORMATION INCORPORATED BY REFERENCE .....................................   23

WHERE YOU CAN FIND MORE INFORMATION .......................................   23

LEGAL MATTERS .............................................................   24

EXPERTS ...................................................................   24


                                   Prospectus




                           ARTESYN TECHNOLOGIES, INC.

                        6,095,454 shares of Common Stock




                                 March 29, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by Artesyn Technologies, Inc. in connection with the issuance and distribution of our securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant. All amounts are estimated except the SEC registration fee:

                                     Expenses                    Amount
                                     --------                    ------

                SEC Registration Fee ......................     $  6,240
                NASDAQ National Market Fees ...............       22,500
                Legal Fees and Expenses ...................       50,000
                Blue Sky Fees and Expenses ................        2,000
                Accounting Fees and Expenses ..............       20,000
                Miscellaneous Expenses ....................        2,000
                                                                --------

                         TOTAL ............................     $102,740
                                                                ========


Item 15. Indemnification of Officers and Directors

     Under Article IX of the Registrant's Bylaws, the Registrant has agreed to indemnify each director and officer of the Registrant who it is empowered to indemnify to the fullest extent permitted by the provisions of the Florida Business Corporation Act ("FBCA"). Section 607.0850 of the FBCA generally provides that a corporation has the power to indemnify its officers and directors against liability incurred in connection with any proceeding (other than an action by, or in the right of, the corporation) to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation, if he acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation shall have the power to indemnify any person who is a party to any proceeding by or in the right of the corporation by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement not exceeding, in the judgment of such corporation's board of directors, the estimated expenses of litigating the proceeding to conclusion. Such indemnifications shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, except that no indemnification shall be permitted if such person shall have been adjudged to be liable unless, and only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem appropriate. Section 607.0850 further provides that any indemnification, unless pursuant to a court determination, shall be made by the corporation only upon a determination that indemnification of the director or officer was proper in the circumstances because he or she met the applicable standards of conduct, as described above. Such determination shall be made by the corporation's board of directors or a committee thereof, by independent legal counsel or by the shareholders of the corporation.

     The Registrant's Bylaws also provide that the indemnification rights provided thereby shall not be deemed to be exclusive of any other rights to which the Registrant's directors and officers may be entitled, including, without limitation, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, or otherwise. The Registrant maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the Registrant for some actions or inactions that they may take or omit to take in their capacities as officers and directors of the Registrant.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors under any of the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

  (a)    Exhibits.

         Exhibit No.       Description
         ----------        -----------

             4.1 Securities Purchase Agreement dated January 14, 2002 between Artesyn Technologies, Inc. and Finestar International Limited (incorporated by reference to Exhibit 4.1 to form 8-K/A filed on January 24, 2002)

             4.2 Convertible Note dated January 15, 2002 issued to Finestar International Limited pursuant to the Securities Purchase Agreement (incorporated by reference to Exhibit 4.2 to form 8-K/A filed on January 24, 2002)

             4.3 Warrant dated January 15, 2002 issued to Finestar International Limited pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 4.3 to form 8-K/A filed on January 24, 2002)

             4.4 Registration Rights Agreement dated January 15, 2002 between Artesyn Technologies, Inc. and Finestar International Limited (incorporated by reference to Exhibit 4.4 to form 8-K/A filed on January 24, 2002)

             5 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities

            10 Waiver and Third Amendment to Credit Agreement, dated January 15, 2002, by and among Artesyn Technologies, Inc., Artesyn Cayman LP, Artesyn North America, Inc., Artesyn Technologies Communication Products, Inc., the Financial Institutions Party to the Credit Agreement as Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (incorporated by reference to Exhibit 10 to form 8-K filed on January 18, 2002)

            23.1           Consent of Arthur Andersen LLP

            23.2 Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)

            24.1           Power of Attorney, reference is made to page
                           II-4

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or
                  Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 29th day of March 2002.

                                  ARTESYN TECHNOLOGIES, INC.


                                  By:/s/ Joseph M. O'Donnell
                                     -------------------------------------------
                                       Joseph M. O'Donnell
                                       Co-Chairman of the Board, President
                                       and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph M. O'Donnell and Richard J. Thompson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this registration statement below.


/s/ Joseph M. O'Donnell                        Co-Chairman of the Board, President             March 29, 2002
----------------------------------------
Joseph M. O'Donnell                            and Chief Executive Officer
                                               (Principal Executive Officer)

/s/ Richard J. Thompson                        Vice President, Chief Financial Officer         March 29, 2002
----------------------------------------
Richard J. Thompson                            and Secretary (Principal Accounting and
                                               Financial Officer)

/s/ Ronald D. Schmidt                          Co-Chairman of the Board                        March 29, 2002
----------------------------------------
Ronald D. Schmidt

/s/ Edward S. Croft, III                       Director                                        March 29, 2002
----------------------------------------
Edward S. Croft, III

/s/ Dr. Fred C. Lee                            Director                                        March 29, 2002
----------------------------------------
Dr. Fred C. Lee

/s/ Lawrence J. Matthews                       Director                                        March 29, 2002
----------------------------------------
Lawrence J. Matthews

/s/ Stephen A. Ollendorff                      Director                                        March 29, 2002
----------------------------------------
Stephen A. Ollendorff

/s/ Phillip A. O'Reilly                        Director                                        March 29, 2002
----------------------------------------
Phillip A. O'Reilly

/s/ Bert Sager                                   Director                                        March 29, 2002
--------------------------------------------
Bert Sager

/s/ A. Eugene Sapp, Jr.                          Director                                        March 29, 2002
--------------------------------------------
A. Eugene Sapp, Jr.

/s/ Lewis Solomon                                Director                                        March 29, 2002
--------------------------------------------
Lewis Solomon

/s/ John M. Steel                                Director                                        March 29, 2002
--------------------------------------------
John M. Steel

                            INDEX TO EXHIBITS

  (a)   Exhibits.

        Exhibit No.          Description
        ----------           -----------

             4.1 Securities Purchase Agreement dated January 14, 2002 between Artesyn Technologies, Inc. and Finestar International Limited (incorporated by reference to Exhibit 4.1 to form 8-K/A filed on January 24, 2002)

             4.2 Convertible Note dated January 15, 2002 issued to Finestar International Limited pursuant to the Securities Purchase Agreement (incorporated by reference to Exhibit 4.2 to form 8-K/A filed on January 24, 2002)

             4.3 Warrant dated January 15, 2002 issued to Finestar International Limited pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 4.3 to form 8-K/A filed on January 24, 2002)

             4.4 Registration Rights Agreement dated January 15, 2002 between Artesyn Technologies, Inc. and Finestar International Limited (incorporated by reference to Exhibit 4.4 to form 8-K/A filed on January 24, 2002)

             5 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities

            10 Waiver and Third Amendment to Credit Agreement, dated January 15, 2002, by and among Artesyn Technologies, Inc., Artesyn Cayman LP, Artesyn North America, Inc., Artesyn Technologies Communication Products, Inc., the Financial Institutions Party to the Credit Agreement as Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (incorporated by reference to Exhibit 10 to form 8-K filed on January 18, 2002)

            23.1             Consent of Arthur Andersen LLP

            23.2 Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)

            24.1             Power of Attorney, reference is made to page
                             II-4